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                                                                   EXHIBIT 10.60

August 9, 2005

Steven B. Engle
La Jolla Pharmaceutical Company
6455 Nancy Ridge Drive
San Diego, California 92121

Dear Steve,

        On April 19, 2005, you and La Jolla Pharmaceutical Company (the "Company") entered into an agreement (the "Retention Agreement") which provided you with the potential to earn bonuses upon the occurrence of certain events. The purpose of this letter is to clarify how the Retention Agreement would operate in the context of certain transactions not expressly addressed in the Retention Agreement in order to continue to retain your services and to incentivize you to remain an employee of the Company.

        1. If, on or prior to September 30, 2005, the Company executes a definitive agreement that provides for a sale of equity securities that results in the Company receiving gross proceeds (before expenses) of $50 million or more, the Company will pay you the Riquent Bonus (as such term is defined in the Retention Agreement). In this circumstance, provided that the transaction contemplated by such agreement closes and that, subject to paragraph 4 hereof, you are employed by the Company through the closing date, the Riquent Bonus will be paid in a lump sum within two business days after the closing of such financing transaction.

        2. If, on or prior to September 30, 2005, the Company executes a definitive agreement that provides for a sale of equity securities that results in the Company receiving gross proceeds (before expenses) of $20 million or less, the Company will pay you the Financing Bonus (as such term is defined in the Retention Agreement). In this circumstance, provided that the transaction contemplated by such agreement closes and that, subject to paragraph 4 hereof, you are employed by the Company through the closing date, the Financing Bonus will be paid in a lump sum within two business days after the closing of such financing transaction.

        3. If, on or prior to September 30, 2005, the Company executes a definitive agreement that provides for a sale of equity securities that results in the Company receiving gross proceeds (before expenses) of more than $20 million but less than $50 million, the Company will pay you a bonus (the "Intermediate Financing Bonus") equal to the Financing Bonus plus an amount equal to 1% of your Salary for each additional $1 million in gross proceeds to the Company, less applicable withholdings and deductions. For example, if the Company were to raise $30 million in gross proceeds, your Intermediate Financing Bonus would equal 30% of your Salary (the Financing Bonus, which is 20% of your Salary, plus an additional 10%, or 1% of your Salary for each $1 million raised by the Company above $20 million). In this circumstance, provided that the transaction contemplated by such agreement closes and that, subject to paragraph 4 hereof, you are employed by the Company through the closing date, the Intermediate Financing Bonus will be paid in a lump sum within two business days after the closing of such financing transaction.

        4. In the event that the Company terminates you without cause after the date hereof and any bonus under the Retention Agreement or this letter agreement becomes payable, the Company shall be obligated to make the applicable bonus payment to you. For the sake of clarity, if you voluntarily leave your employment or are terminated for cause, you shall not be entitled to any bonus under the Retention Agreement or hereunder.
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        5. You will continue to be bound by the Company's policies and this letter does not change your employment status with the Company. As with all employees at the Company, you or the Company may, subject to the terms of any contractual agreement you may have with the Company, terminate your employment at any time for any reason whatsoever, with or without cause or advance notice.

        This letter together with the Retention Agreement constitutes the full and complete expression of our arrangements with respect to the SSAO Bonus, the Riquent Bonus, the Intermediate Financing Bonus and the Financing Bonus and supersedes any prior oral commitments or representations. Neither this letter nor the Retention Agreement may be modified except by a written instrument approved and signed by both you and the Company.

                                        Sincerely,

                                        /s/ Robert A. Fildes
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                                        Robert A. Fildes, Ph.D.
                                        Chairman of the Compensation Committee
                                        of the Board of Directors

ACKNOWLEDGEMENT

        I hereby acknowledge that I have read and understand this letter agreement and I agree and accept the terms of set forth herein as of the date first set forth above.

        /s/ Steven B. Engle
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        Steven B. Engle

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